Exhibit 99.1

Adamas Reports Fourth Quarter and Full Year 2020 Financial Results
Fourth Quarter 2020 total revenues of $21.0 million, a 29% increase over fourth quarter 2019
Full Year 2020 total revenues of $74.5 million, a 36% increase over 2019
Second indication received February 2021 for GOCOVRI as an adjunctive treatment to levodopa/carbidopa in Parkinson’s disease patients experiencing OFF episodes

EMERYVILLE, Calif., February 23, 2021 -- Adamas Pharmaceuticals, Inc. (Nasdaq: ADMS), a company dedicated to developing and delivering medicines that make a meaningful difference to people affected by neurological diseases, today reported financial results for the fourth quarter and full year ended December 31, 2020, and recent corporate highlights.
“We are excited with the opportunities ahead of us, including the continued growth of GOCOVRI which is now the first and only medication approved to treat both OFF and dyskinesia motor complications in Parkinson’s disease,” said Neil F. McFarlane, Chief Executive Officer. “Bolstered by the launch of a second indication, GOCOVRI is now approved to treat approximately 400,000 to 500,000 Parkinson’s patients. The significant progress made across the business in 2020 fueled positive momentum into 2021, and we are leveraging this as we continue to successfully execute our long-term growth strategy.”
Recent portfolio highlights
•Total revenues were $21.0 million in the fourth quarter of 2020, an increase of 29% as compared to $16.3 million in the fourth quarter of 2019.
•GOCOVRI® (amantadine) extended release capsules product sales were $19.8 million in the fourth quarter of 2020, an increase of 21% as compared to $16.3 million in the fourth quarter of 2019.
•Total paid prescriptions (TRx) of GOCOVRI were approximately 8,165 in the fourth quarter of 2020, a 14% increase over approximately 7,160 TRx in the fourth quarter of 2019.
•Strong patient persistence of 45%-50% at 12 months continued in the fourth quarter of 2020.
•New paid prescriptions (NRx) of GOCOVRI were approximately 510 in the fourth quarter of 2020, a 19% increase over NRx of approximately 430 in the third quarter of 2020.
•In February 2021, the U.S. Food and Drug Administration approved a second indication for GOCOVRI as an adjunctive treatment to levodopa/carbidopa in Parkinson’s disease patients experiencing OFF episodes.
Corporate highlights
•In January 2021, closed the settlement of patent litigation with Osmotica Pharmaceuticals plc. and completed the acquisition of the global rights to OSMOLEX ER® (amantadine) extended release tablets, expanding Adamas’ neurology portfolio.
•Amended certain key terms of the Royalty-Backed Loan agreement with HealthCare Royalty Partners, which became effective with the closing of the acquisition of OSMOLEX ER.
•In February 2021, announced a settlement agreement with Zydus Worldwide DMCC and Zydus Pharmaceuticals (USA) Inc. (“Zydus”) resolving patent litigation between the two parties relating to Zydus’ ANDA referencing GOCOVRI. Under the agreement Adamas granted Zydus a non-exclusive license to begin selling a generic version of GOCOVRI as of March 4, 2030, or earlier in certain circumstances.

Financial results
Revenue
Total revenue was $21.0 million for the fourth quarter of 2020, consisting of GOCOVRI product sales of $19.8 million and royalty revenue earned on net sales of NAMZARIC® (memantine hydrochloride extended release and donepezil hydrochloride) capsules of $1.2 million. GOCOVRI product sales were up 21% compared to $16.3 million in the same period in 2019.
Total revenue was $74.5 million for full year 2020, consisting of GOCOVRI product sales of $71.2 million and royalty revenue earned on net sales of NAMZARIC of $3.3 million. GOCOVRI product sales were up 30% compared to $54.6 million in 2019.
Research and Development (R&D) expenses
R&D expenses for the fourth quarter of 2020 were $2.4 million, compared to $5.2 million for the same period in the prior year. R&D expenses in the fourth quarter of 2020 substantially relate to the ongoing open-label study which concluded at the end of 2020. The decrease in R&D expenses from the prior year quarter was primarily due to the completion of the Phase 3 INROADS trial for the treatment of multiple sclerosis patients with walking impairment at the end of 2019.
R&D expenses for full year 2020 were $9.7 million, compared to $30.0 million in 2019. The decrease in R&D expenses from 2019 was primarily due to the completion of the Phase 3 INROADS trial for the treatment of multiple sclerosis patients with walking impairment at the end of 2019.
Selling, General and Administrative (SG&A) expenses
SG&A expenses for the fourth quarter of 2020 were $33.0 million, compared to $30.3 million for the same period in the prior year. SG&A expenses in the fourth quarter of 2020 were primarily attributable to sales force costs and external spend dedicated to GOCOVRI commercialization and the related administrative support. The fourth quarter of 2020 includes approximately $5.0 million related to one-time charges associated with the settlement of patent litigation and acquisition of the global rights to OSMOLEX ER.
SG&A expenses for 2020 were $106.8 million, compared to $114.4 million for the same period in the prior year. The decrease from 2019 was primarily attributable to certain one-time charges related to personnel transitions incurred in the third quarter of 2019.
Net loss
Net loss was $18.3 million, or $0.64 per share, basic and diluted, for the fourth quarter of 2020, compared to a net loss of $23.1 million, or $0.83 per share, basic and diluted, for the fourth quarter of 2019. Net loss for the fourth quarters of 2020 and 2019 included $1.6 million and $2.1 million, respectively, in non-cash stock-based compensation expense.
Net loss was $57.4 million, or $2.03 per share, basic and diluted, for full year 2020, compared to a net loss of $105.2 million, or $3.80 per share, basic and diluted, for 2019. Net loss for 2020 and 2019 included $6.4 million and $12.9 million, respectively, in non-cash stock-based compensation expense.
Cash and investments
As of December 31, 2020, Adamas had $83.4 million of cash, cash equivalents and available-for-sale securities. Subsequent to December 31, 2020, and through February 16, 2021, Adamas raised net proceeds of approximately $7.2 million under an at-the-market offering.

Full year 2021 expense guidance
For full year 2021, Adamas estimates R&D, SG&A and stock-based compensation expenses as set forth below:

Full Year 2021
R&D expenses	$5 million -- $10 million[1]
SG&A expenses	$110 million -- $120 million[2]
Total operating expenses	$115 million -- $130 million[3]
1Includes stock-based compensation expense of $1 million.
2Includes stock-based compensation expense of $8 million.
3Includes stock-based compensation expense of $9 million.
Investor conference call and webcast
Adamas will host a conference call and webcast today, February 23, 2021, at 4:30 p.m. ET (1:30 p.m. PT). The conference call can be accessed by dialing 1-877-407-9716 for participants in the U.S. or Canada and 1-201-493-6779 for international callers. All callers must provide the following Conference ID: 13716505. The webcast can be accessed live via the investor section of the Adamas website at https://ir.adamaspharma.com/events-presentations and will be available for replay for approximately 30 days.
About GOCOVRI
GOCOVRI® (amantadine) extended release capsules is the first and only FDA-approved medicine indicated for the treatment of dyskinesia in patients with Parkinson’s disease receiving levodopa-based therapy, with or without concomitant dopaminergic medications, and as an adjunctive treatment to levodopa/carbidopa in patients with Parkinson’s disease experiencing OFF episodes.
Taken once daily at bedtime, GOCOVRI provides an initial lag and a slow rise in amantadine concentration during the night, resulting in a high concentration from the morning and throughout the waking day. Additionally, in the clinical trials, the adjunctive use of GOCOVRI did not require dose changes to dopaminergic therapies. The most commonly observed adverse reactions with GOCOVRI were hallucinations, dizziness, dry mouth, peripheral edema, constipation, falls and orthostatic hypotension.
For more information about GOCOVRI, please visit www.GOCOVRI.com.
About OSMOLEX ER
OSMOLEX ER® (amantadine) extended release tablets is FDA-approved for the treatment of Parkinson’s disease and drug-induced extrapyramidal reactions in adult patients. OSMOLEX ER is contraindicated in patients with end-stage renal disease (i.e., creatinine clearance below 15 mL/min/1.73 m2). The most common adverse reactions reported in ≥5% of patients at the recommended dosage of immediate-release amantadine were nausea, dizziness/lightheadedness, and insomnia.
For more information about OSMOLEX ER, including the full Prescribing Information, please visit www.OSMOLEX.com.
NAMZARIC
For more information, please visit www.NAMZARIC.com.

About Adamas
At Adamas our vision is clear - to deliver innovative medicines that reduce the burden of neurological diseases on patients, caregivers and society. We are a fully integrated company focused on growing a portfolio of therapies to address a range of neurological diseases. For more information, please visit www.adamaspharma.com.
Forward-looking statements
Statements contained in this press release regarding matters that may occur in the future are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements contained in this press release regarding Adamas’ expectations of its full year 2021 expenses. Such statements are subject to risks and uncertainties, and actual results may differ materially from those expressed or implied by such forward-looking statements. For a description of risks and uncertainties that could cause actual results to differ from those expressed in forward-looking statements, including risks relating to Adamas’ research, clinical, development and commercial activities relating to GOCOVRI and ADS-5102, and the regulatory and competitive environment and Adamas’ business in general, see Adamas’ Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 23, 2021, particularly under the caption “Risk Factors.” In addition, the impact that the current COVID-19 pandemic is having and will have on demand for GOCOVRI, and the unknown duration and severity of the COVID-19 pandemic, add additional risk and uncertainty to these forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Adamas undertakes no obligation to update any forward-looking statement in this press release, except as required by law.
# # #
Contact:

Media:
Sarah Mathieson Vice President, Corporate Communications 510-450-3528 smathieson@adamaspharma.com

Investors:
Peter Vozzo Managing Director, Westwicke/ICR 443-213-0505 peter.vozzo@westwicke.com

— Financial Tables Attached —

Adamas Pharmaceuticals, Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Product sales	$19,761	$16,348	$71,166	$54,637
Royalty revenue	1,249	—	3,295	—
Total revenues	21,010	16,348	74,461	54,637
Costs and operating expenses:
Cost of product sales	597	442	2,038	2,469
Research and development	2,398	5,180	9,746	30,034
Selling, general and administrative, net	32,992	30,285	106,841	114,369
Total costs and operating expenses	35,987	35,907	118,625	146,872
Loss from operations	(14,977)	(19,559)	(44,164)	(92,235)
Interest and other income, net	94	124	748	2,093
Interest expense	(3,390)	(3,640)	(13,987)	(15,044)
Net loss	$(18,273)	$(23,075)	$(57,403)	$(105,186)
Net loss per share, basic and diluted	$(0.64)	$(0.83)	$(2.03)	$(3.80)
Weighted average shares used in computing net loss per share, basic and diluted	28,617	27,890	28,305	27,677

Adamas Pharmaceuticals, Inc.
Unaudited Consolidated Balance Sheet Data
(in thousands)

	December 31, 2020	December 31, 2019
Cash, cash equivalents, and available-for-sale securities	$83,365	$132,607
Total assets	120,029	162,158
Total current liabilities	34,867	26,948
Long-term debt	126,307	125,674
Total liabilities	170,005	163,051
Total stockholders’ deficit	(49,976)	(893)